UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 4, 2013

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive San Jose, California		95002
(Address of principal executive offices)		(Zip Code)

(408) 586-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In September 2013, Polycom, Inc., a Delaware corporation (the “Company”), announced that its Board of Directors had authorized the repurchase of an aggregate of $400 million of the Company’s outstanding common stock, through a tender offer and subsequent open market purchases or privately negotiated transactions (“Return of Capital Program”). On November 6, 2013, the Company announced the repurchase of $285.4 million of its common stock pursuant to a modified “Dutch Auction” self-tender offer as part of the first stage of this Return of Capital Program.

On December 4, 2013, as part of the second stage of this Return of Capital Program, the Company entered into two separate accelerated share repurchase agreements (the “ASR Contracts”) with Barclays Bank PLC, acting through its agent Barclays Capital Inc. (“Barclays”) and J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank National Association, London Branch (“JPMorgan”), respectively, to repurchase an aggregate of approximately $115 million of the Company’s common stock. Under the ASR Contracts, the Company will make payments of approximately $115 million in the aggregate to Barclays and JPMorgan and will receive an initial delivery of approximately 8 million shares of common stock in the aggregate from Barclays and JPMorgan. The exact number of shares the Company will repurchase under the ASR Contracts will be based generally upon the average daily volume weighted average price of the Company’s common stock during the repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Contracts. At settlement, under certain circumstances, Barclays and/or JPMorgan may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required either to deliver shares of common stock or to make a cash payment to Barclays and/or JPMorgan. Final settlement of the transactions under the ASR Contracts is expected to occur no later than June 30, 2014. The terms of the accelerated share repurchases under the ASR Contracts are subject to adjustment if the Company were to enter into or announce certain types of transactions or to take certain corporate actions.

The ASR Contracts contain the principal terms and provisions governing the accelerated share repurchases, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the circumstances under which Barclays and JPMorgan are permitted to make adjustments to valuation and calculation periods and various acknowledgements, representations and warranties made by the Company, on the one hand, and Barclays and JPMorgan, on the other hand, to one another.

The foregoing description of the ASR Contracts is a summary and is qualified in its entirety by the terms of the ASR Contracts, copies of which will be filed with the Company’s annual report on Form 10-K for the year ending December 31, 2013.

A copy of the press release announcing Polycom’s accelerated share repurchase program is furnished herewith as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated December 4, 2013, entitled “Polycom Announces $115 Million Accelerated Share Repurchase Program.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Chief Legal Officer, Executive Vice President of Corporate Development and Secretary

Date: December 4, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 4, 2013, entitled “Polycom Announces $115 Million Accelerated Share Repurchase Program.”